Exhibit 99.1
BeautyHealth Reports Third Quarter 2022 Financial Results
Net sales beat expectations for seventh consecutive quarter
Company raises 2022 net sales guidance on continued momentum and strong demand, revises adjusted EBITDA guidance against a complex macro backdrop

Long Beach, Calif., November 8, 2022 – The Beauty Health Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced financial results for the third quarter ended September 30, 2022. Net sales of $88.8 million exceeded expectations for the seventh consecutive quarter. On continued momentum and strong provider and consumer demand, the Company raised its 2022 net sales guidance to $360 million to $365 million.

For the quarter, the Company delivered adjusted EBITDA of $16.5 million on $0.1 million of GAAP net income. As a result of increasing macro pressures, including FX and China's persistent zero Covid policy, the Company revised its full year 2022 adjusted EBITDA guidance to a range of $45.0 to $50.0 million.

Third Quarter 2022 Summary

•Global performance:
◦+30% year-over-year net sales growth to $88.8 million
◦+174bps year-over-year gross margin improvement to 69.3% and +355bps year-over-year adjusted gross margin improvement to 75.1%
◦Net income and adjusted net income of $0.1 million and $8.0 million in Q3 2022, compared to net loss of $215.1 million and adjusted net income of $2.5 million in Q3 2021
◦Adjusted EBITDA of $16.5 million

•Net sales by region:
◦Americas: $58.4 million, +30% year-over-year, driven by solid demand for Syndeo
◦APAC: $15.1 million, +44% year-over-year, driven by strong performance during windows of re-opening in China, partly offset by foreign currency weakness
◦EMEA: $15.3 million, +21% year-over-year driven by strength in provider and consumer demand, partly offset by foreign currency weakness and no contribution from Russia in Q3 2022

•Delivery systems sold year-to-date (6,447) have already eclipsed 2021’s record total year sales (6,191):
◦Total install base stands at 24,473 systems as of September 30, 2022

•New partnerships expanded the Hydrafacial booster portfolio, growing treatment customization options and furthering our competitive advantage as the industry's only platform partnering with leading peers:
◦Hydrafacial x JLO Beauty Booster drove record consumer attention and presale sellout on the first day
◦Active R&D pipeline of boosters co-created with Dr. Dennis Gross, Glytone and a breakthrough exosome booster, among others

•Infrastructure investments on track to keep pace with global expansion, including value engineering efforts, building a global customer care team, readying production in China, and hiring an Executive Vice President, Global Operations

“On top line results that again beat expectations and demonstrate continued strength in consumer demand, we are pleased to raise our full year net sales guidance to $360 million to $365 million,” said BeautyHealth President and Chief Executive Officer Andrew Stanleick. “In response to macro factors, including FX headwinds and China’s unexpected persistent zero COVID policy, we are taking a measured approach and revising our 2022 adjusted EBITDA range to $45 million to $50 million. Importantly, we remain confident in our ability to execute on our long-term business plan discussed during our Investor Day.”

Key Operational and Business Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (dollars in millions)	2022	2021	2022	2021
Delivery Systems net sales	$49.1	$36.2	$155.5	$96.8
Consumables net sales	39.7	32.0	112.2	85.4
Total net sales	$88.8	$68.1	$267.7	$182.2
Gross profit	$61.6	$46.1	$185.2	$125.1
Gross margin	69.3%	67.6%	69.2%	68.6%
Net income (loss)	$0.1	$(215.1)	$40.6	$(357.8)
Adjusted net income (loss)*	$8.0	$2.5	$1.7	$2.8
Adjusted EBITDA*	$16.5	$5.8	$31.4	$24.2
Adjusted EBITDA margin*	18.6%	8.5%	11.7%	13.3%
Adjusted gross profit*	$66.6	$48.7	$196.3	$133.0
Adjusted gross margin*	75.1%	71.5%	73.3%	73.0%
*See "Non-GAAP Financial Measures" below.

Third Quarter 2022 Summary
•Net sales of $88.8 million increased +30.3% in Q3 2022 compared to $68.1 million in Q3 2021, driven by strength in Delivery Systems net sales.
◦Delivery Systems net sales increased to $49.1 million in Q3 2022, compared to $36.2 million in Q3 2021. The Company sold 1,860 Delivery Systems during the quarter at an average selling price of $25,947.
◦Consumables net sales increased to $39.7 million in Q3 2022, compared to $32.0 million in Q3 2021.
◦Net sales in the Americas region increased to $58.4 million in Q3 2022 compared to $45.0 million in Q3 2021, driven by solid demand for Syndeo.
◦Net sales in the APAC region increased to $15.1 million in Q3 2022 compared to $10.5 million in Q3 2021, driven by strong performance during windows of re-opening in China, partly offset by foreign currency weakness.
◦Net sales in the EMEA region increased to $15.3 million in Q3 2022 compared to $12.6 million in Q3 2021, driven by strength in provider and consumer demand, partly offset by foreign currency weakness and no contribution from Russia in Q3 2022.
•Gross margin was 69.3% in Q3 2022 compared to 67.6% in Q3 2021, and adjusted gross margin was 75.1% in Q3 2022 compared to 71.5% in Q3 2021. The improvement in adjusted gross margin was driven by fixed cost leverage associated with higher volume and stronger realized delivery systems pricing, and a one-time write-off primarily related to the discontinued Glow & Go pilot program, partly offset by headwinds from global supply chain challenges, inflationary pressures and FX rates.
•Selling and marketing expenses were $39.8 million in Q3 2022 compared to $30.5 million in Q3 2021, primarily driven by increases in sales commissions associated with higher revenue, planned marketing programs and a net increase in personnel-related expenses.
•Operating loss was $4.1 million in Q3 2022 compared to an operating loss of $5.5 million in Q3 2021, primarily due to improved gross margin as a result of increased sales, partially offset by corporate overhead and net increases in personnel-related expenses. The operating loss in Q3 2022 includes one-time costs of $2.6 million.
•Net income was $0.1 million in Q3 2022 compared to a net loss of $215.1 million in Q3 2021, and adjusted net income was $8.0 million in Q3 2022 compared to $2.5 million in Q3 2021. The fluctuation in net income (loss) was primarily due to the change in fair value of the warrant liability, along with the factors affecting operating loss discussed above.
•Adjusted EBITDA is a non-GAAP measure that the Company uses to manage its business. In Q3 2022, adjusted EBITDA was $16.5 million compared to adjusted EBITDA of $5.8 million in Q3 2021. Adjusted EBITDA grew due to strong demand for Syndeo in the U.S. and Elite internationally, fixed cost leverage associated with higher volume and stronger realized delivery systems pricing, partly offset by the impact of FX rates, supply chain headwinds, sales commissions associated with higher revenue and net increases in personnel-related expenses.

•Announced board authorization for $200 million in common stock repurchases and launched a $100 million accelerated share repurchase (“ASR”) program, resulting in the initial delivery of approximately 7.7 million shares of Class A Common Stock (80% of the $100 million aggregate purchase price) which were subsequently retired. The ASR is expected to be completed by the end of Q1 2023.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were approximately $684.2 million as of September 30, 2022 compared to approximately $901.9 million as of December 31, 2021. Cash and cash equivalents decreased during the quarter due to the initiation of the $100 million ASR and purchases of inventory to prepare for anticipated future sales growth and the global launch of Syndeo in the first half of 2023.

Warrants and Shares Outstanding
The Company had approximately 7.0 million private placement warrants and approximately 143.2 million shares of Class A Common Stock outstanding as of September 30, 2022.

Outlook

BeautyHealth increased its fiscal 2022 net sales guidance and now expects net sales in the range of $360.0 million to $365.0 million, up from the previous outlook of $340.0 million to $350.0 million, reflecting management's confidence in the business as the Company executes against its growth plan. The Company also expanded its 2022 outlook for adjusted EBITDA from the prior target of $50.0 million to a range of $45.0 million to $50.0 million, reflecting the continued investment in global expansion, and as a result of changing macroeconomic pressures, including foreign currency exchange headwinds and market closures and restrictions as a result of China’s zero COVID policy. This guidance assumes no material further deterioration in general market conditions or other factors related to COVID-19 trends.

For fiscal 2022, BeautyHealth also continues to expect up to $20.0 million of capital expenditures to be incurred during 2022.

BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account any acquisitions, dispositions or financings during 2022. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from existing or new COVID-19 strains and the uneven global rollout and adoption of vaccines, as well as inflationary headwinds related to higher raw material, shipping and labor costs. BeautyHealth’s outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Conference Call
BeautyHealth will host a conference call on Tuesday, November 8, 2022, at 8:30 a.m. ET to review its third quarter financial results. The call may be accessed via live webcast through the "Events & Presentations" page under "News & Events" on our Investor Relations website at https://investors.beautyhealth.com/. A replay of the conference call will be available within approximately three hours after the conclusion of the call and can be accessed online at https://investors.beautyhealth.com/.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as adjusted net income, adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, and adjusted gross margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. Management believes that these non-GAAP financial measures, when reviewed collectively with the company's GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. These non-GAAP financial measures should not be considered as an alternative to GAAP financial information or as an indication of operating performance or any other measure of performance derived in accordance with GAAP, and may not provide information that is directly comparable to that provided by other companies in its industry, as these other companies may calculate non-GAAP financial measures differently, particularly related to non-recurring, unusual items.

The Company does not provide a reconciliation of its fiscal 2022 adjusted EBITDA guidance to net income (loss), the most directly comparable forward looking GAAP financial measure, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which cannot be done without unreasonable efforts, including adjustments that could be made for changes in fair value of warrant liabilities, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, gains/losses on foreign currency, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The Company's fiscal 2022 adjusted EBITDA guidance is merely an outlook and is not a guarantee of future performance. Stockholders should not rely or place an undue reliance on such forward-looking statements. See “Forward-Looking Statements” for additional information.

Adjusted Gross Profit and Adjusted Gross Margin
Management uses adjusted gross profit and adjusted gross margin to measure profitability and the ability to scale and leverage the costs of Delivery Systems and Consumables. The continued growth of Delivery Systems is expected to improve adjusted gross margin, as additional Delivery Systems sold will increase the company's recurring Consumables net sales, which has higher margins.

Management believes adjusted gross profit and adjusted gross margin are useful measures to the Company and its investors to assist in evaluating operating performance because they provide consistency and direct comparability with past financial performance and between fiscal periods, as the metrics eliminate the effects of amortization, depreciation, and stock-based compensation which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance, and other one-time, non-recurring expenses such as write-offs of discontinued product. Adjusted gross margin has been and will continue to be impacted by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. Management expects adjusted gross margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
Unaudited (in thousands)	2022	2021	2022	2021
Net sales	$88,792	$68,147	$267,743	$182,197
Cost of sales	27,217	22,072	82,577	57,131
Gross profit	$61,575	$46,075	$185,166	$125,066
Gross margin	69.3%	67.6%	69.2%	68.6%
Adjusted to exclude the following:
Write-off of discontinued product (1)	$2,048	$—	$2,048	$—
Stock-based compensation expense included in cost of sales	191	70	624	222
Depreciation and amortization expense included in cost of sales	2,833	2,589	8,457	7,747
Adjusted gross profit	$66,647	$48,734	$196,295	$133,035
Adjusted gross margin	75.1%	71.5%	73.3%	73.0%
___________________
(1)    Represents a one-time write-off primarily related to the discontinued Glow & Go pilot program.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted net income, adjusted EBITDA, and adjusted EBITDA margin are key performance measures that management uses to assess the Company's operating performance. Because adjusted net income, adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, management uses these measures for business planning purposes.

Management also believes this information will be useful for investors to facilitate comparisons of operating performance and better identify trends in the business. Management expects adjusted EBITDA margin to increase over the long-term, as the Company continues to scale its business and achieve greater operating leverage.

The Company calculates adjusted net income as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other expense, net; amortization expense; stock-based compensation expense; management fees incurred from historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); restructuring costs (including those associated with COVID-19) and the aggregate adjustment for income taxes for the tax effect of the adjustments described above.

The Company calculates adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other expense, net; interest expense; income tax benefit (expense); depreciation and amortization expense; loss on disposal of assets; stock-based compensation expense; foreign currency (gain) loss; management fees incurred from historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); and restructuring costs (including those associated with COVID-19).

The following table reconciles BeautyHealth’s net income (loss) to adjusted net income (loss) and adjusted EBITDA for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
Unaudited (in thousands)	2022	2021	2022	2021
Net income (loss)	$131	$(215,145)	$40,569	$(357,797)
Adjusted to exclude the following:
Change in FV of warrant liability	(4,284)	199,306	(71,521)	271,333
Change in FV of earn-out shares liability	—	10,575	—	47,100
Amortization expense	3,937	3,521	11,588	9,373
Loss on disposal of assets	4,697	—	4,697	—
Stock-based compensation expense	7,449	5,082	20,876	8,624
Other (income) expense	(2,509)	(24)	(3,230)	4,290
Management fees (1)	—	—	—	209
Transaction related costs (2)	—	1,156	3,025	32,313
Other non-recurring and one-time fees (3)	2,595	452	6,452	590
Aggregate adjustment for income taxes	(4,021)	(2,437)	(10,744)	(13,252)
Adjusted net income (loss)	$7,995	$2,486	$1,713	$2,783
Depreciation expense	2,001	1,028	5,269	2,446
Interest expense	3,380	530	9,997	8,289
Foreign currency (gain) loss, net	(38)	431	1,800	663
Remaining benefit for income taxes	3,200	1,325	12,614	$10,032
Adjusted EBITDA	$16,538	$5,800	$31,393	$24,213
Adjusted EBITDA margin	18.6%	8.5%	11.7%	13.3%
__________________
(1)Represents quarterly management fees paid to the former majority shareholder of Hydrafacial based on a pre-determined formula. Following the Business Combination, these fees are no longer paid.

(2)For the nine months ended September 30, 2022, such amounts primarily represent direct costs incurred in relation to potential acquisitions. For the three months ended September 30, 2021, such amounts primarily represent direct costs incurred in relation to potential acquisitions. For the nine months ended September 30, 2021, such amounts primarily represent direct costs incurred in relation to potential acquisitions, direct costs incurred with the Business Combination and to prepare Hydrafacial to be marketed for sale by Hydrafacial’s shareholders in previous periods.
(3)For the three months ended September 30, 2022, such costs primarily represent a write-off related to the discontinued Glow & Go pilot program. For the nine months ended September 30, 2022 such costs include the re-organization severance, other one-time personnel costs related to executive recruiting, executive severance, a one-time loss on fixed asset and Glow & Go-related write-offs and a CEO sign-on bonus.
About the Business Combination
On May 4, 2021, Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), a special purpose acquisition company, completed the previously announced business combination (the “Business Combination”) with Edge Systems LLC d/b/a The Hydrafacial Company (“Hydrafacial”). In connection with the Business Combination, Vesper Healthcare changed its name to The Beauty Health Company, and LCP Edge Intermediate, Inc., the indirect parent of Hydrafacial, became an indirect subsidiary of BeautyHealth. For fiscal periods following the date of completion of the Business Combination, financial results are reported by The Beauty Health Company on a consolidated basis.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering beauty health experiences that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our flagship brand, Hydrafacial, created the category of hydradermabrasion by using a patented vortex-fusion delivery system to cleanse, extract, and hydrate the skin with proprietary solutions and serums. Hydrafacial provides a non-invasive and approachable skincare experience. Together, with our powerful community of aestheticians, consumers and partners, we are personalizing skin care solutions for all ages, genders, skin tones, and skin types. HydraFacial is available in more than 90 countries with an install base of nearly 25,000 delivery systems providing millions of experiences to consumers each year. Find a local Hydrafacial at https://hydrafacial.com/find-a-provider/. For more information, visit www.beautyhealth.com.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; the impact of foreign currency exchange rates to The Beauty Health Company's international business; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts
The One Nine Three Group
Investors: BeautyHealthIR@the193.com
Press: BeautyHealth@the193.com

The Beauty Health Company
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$88,792	$68,147	$267,743	$182,197
Cost of sales	27,217	22,072	82,577	57,131
Gross profit	61,575	46,075	185,166	125,066
Operating expenses:
Selling and marketing	39,767	30,451	121,055	74,530
Research and development	2,167	1,880	6,998	6,320
General and administrative	23,782	19,200	77,628	73,643
Total operating expenses	65,716	51,531	205,681	154,493
Loss from operations	(4,141)	(5,456)	(20,515)	(29,427)
Other (income) expense:
Interest expense, net	3,380	530	9,997	8,289
Other (income) expense, net	(2,509)	(24)	(3,230)	4,290
Change in fair value of warrant liabilities	(4,284)	199,306	(71,521)	271,333
Change in fair value of earn-out shares liability	—	10,575	—	47,100
Foreign currency transaction (gain) loss, net	(38)	431	1,800	663
Total other (income) expense	(3,451)	210,818	(62,954)	331,675
Income (loss) before provision for income taxes	(690)	(216,274)	42,439	(361,102)
Income tax expense (benefit)	(821)	(1,129)	1,870	(3,305)
Net income (loss)	$131	$(215,145)	$40,569	$(357,797)
Comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,636)	(1,537)	(5,468)	(1,818)
Comprehensive income (loss)	$(1,505)	$(216,682)	$35,101	$(359,615)
Net income (loss) per share
Basic	$0.00	$(1.63)	$0.27	$(4.10)
Diluted	$(0.03)	$(1.63)	$(0.20)	$(4.10)
Weighted average common shares outstanding
Basic	150,788,695	132,306,346	150,706,795	87,219,681
Diluted	151,417,710	132,306,346	152,018,246	87,219,681

The Beauty Health Company
Condensed Consolidated Balance Sheets
(in thousands, except for share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$684,208	$901,886
Accounts receivable, net of allowances for doubtful accounts of $2,894 and $2,681 at September 30, 2022 and December 31, 2021, respectively	83,983	46,824
Prepaid expenses and other current assets	21,830	12,322
Income tax receivable	705	4,599
Inventories	101,706	35,261
Total current assets	892,432	1,000,892
Property and equipment, net	18,099	16,183
Right-of-use assets, net	14,292	14,992
Intangible assets, net	46,625	56,010
Goodwill	122,748	123,694
Deferred income tax assets, net	268	330
Other assets	10,331	6,705
TOTAL ASSETS	$1,104,795	$1,218,806
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,576	$29,049
Accrued payroll-related expenses	20,650	28,662
Other accrued expenses	17,111	14,722
Lease liabilities, current	4,970	3,712
Income tax payable	1,131	292
Total current liabilities	76,438	76,437
Lease liabilities, non current	11,389	12,781
Deferred income tax liabilities, net	3,678	3,561
Warrant liabilities	22,295	93,816
Convertible senior notes, net	733,086	729,914
TOTAL LIABILITIES	846,886	916,509
Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 320,000,000 shares authorized; 143,201,041 and 150,598,047 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	15	16
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	642,762	722,250
Accumulated other comprehensive loss	(6,725)	(1,257)
Accumulated deficit	(378,143)	(418,712)
Total stockholders’ equity	257,909	302,297
LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,104,795	$1,218,806